EXHIBIT 99.1
News
For Immediate Release April 27, 2006	Contact:
Rick B. Honey (212) 878-1831

MINERALS TECHNOLOGIES INC. REPORTS FIRST QUARTER DILUTED EARNINGS PER SHARE OF $0.64 ON SALES OF $266.0 MILLION
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Results Include Insurance Settlement Gain of $0.05 per Share, Which Partially Offset Business-Related Issues
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  NEW YORK, April 27--Minerals Technologies Inc. (NYSE: MTX) today reported first quarter diluted earnings per common share of $0.64, a 12-percent decrease from the $0.73 reported in the first quarter of 2005. Net income for the quarter was $12.8 million, which was 16 percent lower than the $15.2 million reported in the same period a year ago.

          Worldwide sales were $266.0 million, a 6-percent increase over the $250.8 million reported in the first quarter of 2005. Foreign exchange had an unfavorable impact of approximately $5.8 million on sales, or 2 percentage points on growth. For the quarter, operating income was $19.0 million, a 21-percent decline from the $24.1 million for the same period last year. The company recorded an insurance settlement gain in non-operating income of $1.8 million, or approximately $0.05 per share, for property damage sustained at the Easton, Pennsylvania, facility in 2004 related to Hurricane Ivan.

          "The first quarter of 2006 proved to be difficult," said Paul R. Saueracker, chairman, president and chief executive officer. "We continue to face high energy and raw materials costs and the effects of paper machine and paper mill shutdowns. In March, we ceased operation of a satellite PCC facility in Wisconsin after the paper company shut its paper mill, which resulted in higher bad debt expense. We also continue to invest in our market development efforts for SYNSIL® Products. All of these factors had an adverse effect on our operating ratios."

          Sales in the Specialty Minerals segment, which includes the company's Precipitated Calcium Carbonate (PCC) and Processed Minerals product lines, increased 7 percent in the first quarter 2006 to $182.4 million from $169.8 million in the same period of 2005. Income from operations decreased 25 percent to $12.3 million from $16.4 million in the same period last year.

          Worldwide sales of PCC grew 7 percent to $143.2 million in the first quarter from $134.0 million in the prior year. Foreign exchange had an unfavorable impact on sales of approximately 2 percentage points of growth.

          Paper PCC sales increased 7 percent to $128.2 million from $119.7 million in the prior year.

          "Our Paper PCC volumes showed growth in all regions of the world, with the largest increase coming from our new satellites in China," said Mr. Saueracker.

          Sales of Specialty PCC grew 5 percent to $15.0 million from $14.3 million in the quarter over the same period in 2005 due to increased sales from the Brookhaven, Mississippi, facility.

          Worldwide sales of Processed Minerals products increased 9 percent in the first quarter to $39.2 million from $35.8 million in the same period in the prior year. This increase was attributable primarily to the continued strong demand from the residential and commercial construction industries, global demand for plastics and automotive ceramics, and the ramp-up of SYNSIL®  Products.

          Sales of Refractories segment products, which are used primarily in the steel industry, increased 3 percent in the first quarter to $83.6 million from $81.0 million in the same period of 2005. Foreign exchange had an unfavorable impact of approximately 3 percentage points of sales growth. Sales of refractory products and systems to steel and other industrial applications decreased 5 percent in the first quarter to $61.1 from $64.4 million last year. Sales of metallurgical products within the Refractories segment increased 36 percent in the first quarter to $22.5 million as compared with $16.6 million in the same period last year. This increase was primarily attributable to strong volume demand worldwide. Income from operations for the Refractories segment decreased 13 percent to $6.7 million from $7.7 million in the first quarter of 2005, due to a less favorable product mix and additional costs related to new business development activities.

          "Our 100,000-ton per year refractories manufacturing plant in China, currently under construction, is expected to be operational by mid-year," said Mr. Saueracker. "We expect this facility to service the growing Chinese steel market while being nearer to our raw material supply.

          "The development program for our SYNSIL®  Products family of composite minerals for the glass industry is accelerating," said Mr. Saueracker. "The 200,000-ton manufacturing facility in Chester, South Carolina, became operational in February and we are constructing another 200,000-ton facility in Cleburne, Texas."

          Mr. Saueracker concluded: "As expected, the first quarter of 2006 was challenging. We are confident, however, that if the economy remains supportive, we will substantially improve our financial performance for the full year."

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Minerals Technologies will sponsor a conference call tomorrow, April 28, at 11 a.m. EST. The conference call will be broadcast live on the company web site, which can be found at www.mineralstech.com.
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This press release contains some forward-looking statements; in particular statements of anticipated changes in the business environment in which the company operates and in the company's future operating results. Actual results may differ materially from these expectations. The company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events, or otherwise. Forward-looking statements in this document should be evaluated together with the many uncertainties that affect our businesses, particularly those mentioned in the cautionary statements in our 2005 Annual Report on Form 10-K and in our other reports filed with the Securities and Exchange Commission.

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MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
CONSOLIDATED STATEMENTS OF INCOME
(amounts in thousands, except per share data)
(unaudited)

	First Quarter		%
	2006	2005	Growth

Net sales	$266,040	$250,816	6
Operating costs and expenses:
Cost of goods sold	212,184	192,985	10
Marketing and administrative expenses	27,673	26,618	4
Research and development expenses	7,219	7,154	1

Income from operations	18,964	24,059	(21)
Non-operating deductions (income) - net	(711)	1,218	*

Income before provision for taxes
on income and minority interests	19,675	22,841	(14)

Provision for taxes on income	5,962	7,126	(16)

Minority interests	901	477	89

Net income	$12,812	$15,238	(16)

Weighted average number of common
shares outstanding:
Basic	19,947	20,530

Diluted	20,083	20,798

Earnings per share:

Basic earnings per share	$0.64	$0.74	(14)

Diluted earnings per share	$0.64	$0.73	(12)

Cash dividends declared per common share	$0.05	$0.05

* percentage not meaningful

1) For the periods ended April 2, 2006 and April 3, 2005.
2) Sales increased 9% in the United States in the first quarter of 2006. International sales increased approximately 2% in the first quarter of 2006.
3) During the first quarter of 2006, the Company recognized an insurance settlement gain of approximately $1.8 million for property damage sustained at the Easton, Pennsylvania facility in 2004 related to Hurricane Ivan. Such amount is included in non-operating deductions (income).
4) On January 1, 2006, the Company adopted the fair value recognition provisions of SFAS No. 123R, "Share-Based Payment," using the modified-prospective transition method. Under this transition method, stock-based compensation was recognized in the financial statements for granted, modified or settled stock options. Compensation expense recognized included the estimated expense for stock options granted in the first quarter, based on the grant date fair value estimated in accordance with the provisions of SFAS 123R, and the estimated expense for the portion vesting in the first quarter for options granted prior to, but not vested as of January 1, 2006, based on the grant date fair value estimated in accordance with the original provisions of SFAS 123. Stock-based compensation expense relating to these options recognized in marketing and administrative expenses in the consolidated statement of income in the first quarter was $0.5 million. The related tax benefit on the non-qualified stock options was $0.1 million.
5) On January 1, 2006, the Company adopted the consensus of Emerging Issues Task Force ("EITF") Issue No. 04-06, "Accounting for Stripping Costs Incurred During Production in the Mining Industry." This consensus states that stripping costs incurred during the production phase of a mine are variable production costs that should be included in the costs of inventory produced during the period that the stripping costs are incurred. The Company had previously deferred stripping costs in excess of the average life of mine stripping ratio and amortized such costs on a unit of production method. As a result of this consensus, the Company recorded an after-tax charge to opening retained earnings of $7.1 million and increased its opening inventory by $0.8 million. The change in accounting did not have a significant impact on the first quarter earnings.
6) The results of operations for the interim period ended April 2, 2006 are not necessarily indicative of the results that ultimately might be achieved for the current year.
7) The analyst conference call to discuss operating results for the first quarter is scheduled for April 28, 2006 at 11:00 a.m. EST and will be broadcast over the Company's website (www.mineralstech.com). The broadcast will remain on the Company's website for no less than one year.

	MINERALS TECHNOLOGIES INC. AND SUBSIDIARY COMPANIES
	CONDENSED CONSOLIDATED BALANCE SHEETS

		ASSETS

	(In Thousands of Dollars)
		April 2,	December 31,
		2006*	2005**

	Current assets:
	Cash & cash equivalents	42,931	51,100
	Short-term investments	3,041	2,350
	Accounts receivable, net	188,390	184,272
	Inventories	119,592	118,895
	Prepaid expenses and other current assets	21,370	20,583
	Total current assets	375,324	377,200

	Property, plant and equipment	1,398,114	1,380,298
	Less accumulated depreciation	771,341	751,553
	Net property, plant & equipment	626,773	628,745

	Goodwill	53,752	53,612
	Prepaid benefit costs	65,495	67,795
	Other assets and deferred charges	30,157	28,951

	Total assets	1,151,501	1,156,303

	LIABILITIES AND SHAREHOLDERS' EQUITY

	Current liabilities:
	Short-term debt	42,511	62,847
	Current maturities of long-term debt	53,700	53,698
	Accounts payable	65,054	61,323
	Other current liabilities	59,279	53,384
	Total current liabilities	220,544	231,252

	Long-term debt	39,712	40,306
	Other non-current liabilities	109,202	113,583
	Total liabilities	369,458	385,141

	Total shareholders' equity	782,043	771,162

	Total liabilities and shareholders' equity	1,151,501	1,156,303

*	Unaudited.
**	Condensed from audited financial statements.